Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form F-1 (333- 213020)) and related Prospectus of Magal Security Systems Ltd. for the registration of Subscription Rights and Ordinary Shares and to the incorporation by reference therein of our report dated March 29, 2016 with respect to the consolidated financial statements of Magal Security Systems Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer
Tel Aviv, Israel August 31, 2016	A Member of Ernst & Young Global